Exhibit 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business December 31, 2012, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$ 22,460
Interest-bearing balances		105,937
Securities:
Held-to-maturity securities		0
Available-for-sale securities		203,661
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		46
Securities purchased under agreements to resell		30,783
Loans and lease financing receivables:
Loans and leases held for sale		29,991
Loans and leases, net of unearned income	745,960
LESS: Allowance for loan and lease losses	14,234
Loans and leases, net of unearned income and allowance		731,726
Trading Assets		34,637
Premises and fixed assets (including capitalized leases)		7,746
Other real estate owned		3,891
Investments in unconsolidated subsidiaries and associated companies		595
Direct and indirect investments in real estate ventures		11
Intangible assets
Goodwill		21,545
Other intangible assets		19,870
Other assets		53,226

Total assets		$1,266,125

LIABILITIES
Deposits:
In domestic offices		$918,331
Noninterest-bearing	253,411
Interest-bearing	664,920
In foreign offices, Edge and Agreement subsidiaries, and IBFs		76,108
Noninterest-bearing	1,821
Interest-bearing	74,287
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		17,247
Securities sold under agreements to repurchase		12,230

Dollar Amounts In Millions
Trading liabilities	18,815
Other borrowed money
(includes mortgage indebtedness and obligations under capitalized leases)	39,654
Subordinated notes and debentures	16,747
Other liabilities	32,260

Total liabilities	$1,131,392

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	101,833
Retained earnings	24,167
Accumulated other comprehensive income	7,144
Other equity capital components	0

Total bank equity capital	133,663
Noncontrolling (minority) interests in consolidated subsidiaries	1,070

Total equity capital	134,733

Total liabilities, and equity capital	$1,266,125

I, Timothy J. Sloan, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Timothy J. Sloan

EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

John Stumpf                                     Directors

David Hoyt

Michael Loughlin